                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                           LOGAN INTERNATIONAL CORP.
________________________________________________________________________________
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
________________________________________________________________________________
                         (Title of Class of Securities)

                                  54100P 10 0
________________________________________________________________________________
                                 (CUSIP Number)


 Check the following box if a fee is being paid with this statement   [  ].

CUSIP No.    54100P 10 0

1)       Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
         Persons

         SANNE TRUST COMPANY LIMITED

2)       Check the Appropriate Row if a Member of a Group

         (a)____________________________________________________________________

         (b)____________________________________________________________________

3)       SEC Use Only___________________________________________________________

4)       Citizenship or Place of Organization      CHANNEL ISLANDS

         Number of                (5) Sole Voting Power              NONE
         Shares Bene-
         ficially                 (6) Shared Voting Power            NONE
         Owned by
         Each Reporting           (7) Sole Dispositive Power         NONE
         Person
         With                     (8) Shared Dispositive Power       NONE


9)       Aggregate Amount Beneficially Owned by Each Reporting Person      NONE

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         _______________________________________________________________________

11)      Percent of Class Represented by Amount in Row (9)       N/A

12)      Type of Reporting Person                                CO

ITEM 1.

         (a)     NAME OF ISSUER:  Logan International Corp.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 400 Burrard Street, Suite 1250
                 Vancouver, British Columbia, Canada V6C 3A6

ITEM 2.

         (a)     NAME OF PERSON FILING: Sanne Trust Company Limited

         (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 8 Queensway House, Queen Street
                 St. Helier, Jersey, Channel Islands JE2 4WD

         (c)     CITIZENSHIP: Channel Islands

         (d)     TITLE OF CLASS OF SECURITIES: Common Stock

         (e)     CUSIP NUMBER: 54100P 10 0

ITEM 3.          FILINGS PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

                          Not applicable

ITEM 4.          OWNERSHIP

                          Not applicable

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          Not applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                          Not applicable

ITEM 10.         CERTIFICATION

                          Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 July 9, 1996
                                       -------------------------------------
                                                     (Date)

                                       SANNE TRUST COMPANY LIMITED

                                       By: /s/ Graeme A. Witts

                                       -------------------------------------
                                                   (Signature)

                                            Graeme A. Witts, Director
                                       -------------------------------------
                                                 (Name and Title)